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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

The Board of Directors
Wave Systems Corp.:

We consent to the incorporation by reference in the registration statements Nos. 33-97612, 333-11611 and 333-11609 on Form S-8, of our report dated
March 14, 1997, relating to the consolidated balance sheets of Wave Systems Corp. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 1996 and for the period from February 12, 1988 (inception) through December 31, 1996 which report appears in the December 31, 1996 annual report on Form 10-K of Wave Systems Corp.

Our report dated March 14, 1997 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                           KPMG Peat Marwick LLP

New York, New York
March 20, 1997